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                                                                 EXHIBIT 99.1

                               [GLOBALSCAPE LOGO]



                 NOTICE TO SHAREHOLDERS OF GLOBALSCAPE, INC.


June 11, 2001


Dear Shareholder,

      In accordance with Sections 211 and 228 of the Delaware General Corporation Law, please accept this letter as notice of the election of the following individuals as Directors of GlobalSCAPE, Inc. effective June 1, 2001:

                        Arthur L. Smith
                        H. Douglas Saathoff
                        Tim Nicolaou

      These individuals were elected by the written consent of ATSI Communications, Inc., which holds 73.24% of the outstanding shares of GlobalSCAPE, Inc. The written consent was adopted in lieu of an annual meeting of shareholders to re-elect directors.

      GlobalSCAPE's Annual Report on Form 10-K for the year ended December 31, 2001 was filed with the U.S. Securities and Exchange Commission (the "SEC") on April 2, 2001, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 was filed on May 15, 2001. Both of these reports may be found on GlobalSCAPE's Web site at WWW.GLOBALSCAPE.COM/SEC FILINGS. We will be happy to send you a copy if you call our Investor Relations liaison at (210) 547-1066.

      As these reports show, we have continued to produce positive operating cash flows and achieve profits (exclusive of non-cash charges) during this challenging period in the Internet markets. We believe we are in a position not only to survive the "dot-com" shakeout, but to prosper. We are proud of the milestones we have achieved this year toward the execution of our strategic plan as described in our Annual Report:

      o In April we released our secure FTP product, CuteFTP Pro, which has received favorable reviews by software critics and appears to have achieved early market acceptance. This product targets advanced FTP users concerned with security and advanced functionality.

      o We have begun demonstrating our browser-based file transfer product. Although the browser is the default interface to the Internet, it has very limited file transfer capabilities. Our Java based transfer product overcomes these limitations and we believe it will open new markets for us by embedding superior file transfer functionality within web-based applications, allowing e-commerce sites to provide robust file transfer capabilities to their customers.

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      o     In May we executed an exclusive distribution agreement with
            SoftChina, the largest software distributor in Greater China, for the Taiwan and Hong Kong markets. We expect to begin distribution of the Chinese-language version of our flagship product, CuteFTP, in August 2001. In addition to Chinese, the most current version of CuteFTP will be available in French, German, Spanish, and Japanese, advancing our globalization efforts. We will begin offering these international versions on our English Web site in the month of August, with an international web presence to follow this fall. We expect to increase market share by penetrating these high growth markets with native language versions and support from local distributors.

      o We are in the final development phase of an enterprise level secure FTP server and expect to release the program this summer. This product will provide a complete secure file transfer solution when used in conjunction with Cute FTP Pro and targets corporate users who are willing to pay a premium for their solutions.

      o We have explored various relationships and opportunities for our collaborative peer-to-peer technology but have been unable to develop a viable business model to date. We will continue to watch this market in order to gain insight into private business applications for this technology. However, it is unlikely that we will realize this opportunity in the current fiscal year.

      o In June 2001 we signed an agreement with Trellix Corporation to integrate their Web site development technology, authored by Dan Bricklin. Dan, co-inventor of Visicalc, the world's first spreadsheet, has had a profound impact on the evolution of the PC and the Internet. GlobalSCAPE will expand its current Web development product line by introducing a graphical Web site building tool that allows users of all skill levels to easily create and publish high quality Web sites without having to learn HTML or Web site design. We expect to release the product under the "Cute" brand this summer. For more information on Trellix and Dan Bricklin, refer to the cover story of the May edition of INTERNET WORLD magazine.

      GlobalSCAPE is committed to increasing shareholder value by maintaining our leadership position in the consumer and business file transfer markets and developing new applications for our Web authoring and content management technologies.



                                                Sincerely,

                                                GlobalSCAPE, Inc.


                                                By: /s/ Tim Nicolaou
                                                   ------------------------
                                                Tim Nicolaou
                                                Chief Executive Officer



This shareholder notice contains forward-looking statements. These statements describe management's beliefs and expectations about the future. We have identified forward-looking statements by using words such as "expect," "believe" and "should." Although we believe our expectations are reasonable, our operations involve a number of risks and uncertainties, and these statements may turn out not to be true. Risks that could cause these statements not to be true include non-acceptance of new products, loss of talented personnel, overseas economic volatility, failure to remain competitive, and other Risk Factors discussed in our filings with the SEC.